Exhibit 99.1

100 Enterprise Dr.

Rockaway, NJ 07866

SB ONE BANCORP DECLARES QUARTERLY CASH DIVIDEND

ROCKAWAY, NEW JERSEY – April 24, 2019 – SB One Bancorp (Nasdaq: SBBX), the holding company for SB One Bank, today announced that its Board of Directors declared a quarterly cash dividend of $0.075 per common share, which is payable on May 27, 2019 to common shareholders of record as of the close of business on May 13, 2019.

About SB One Bancorp

SB One Bancorp (Nasdaq: SBBX), is the holding company for SB One Bank, a full-service, commercial bank that operates regionally with 17 branch locations in New Jersey and New York. Established in 1975, SB One Bank's strength is in its ability to build strong personal relationships with its customers and to serve the communities in which it operates. In addition to its branches and loan production offices, SB One Bank offers a full-service insurance agency, SB One Insurance Agency, Inc. and wealth services through SB One Wealth. SB One Bank reinforces its commitment to the communities in which it lives and serves through the SB One Foundation, Inc. which supports various local charitable organizations.

SB One Bancorp was recently added to the Russell 2000® Index and Russell 3000® Index. In 2017, it was recognized as one of the top 29 banks and thrifts nationwide and one of three from New Jersey that comprise the Sandler O’Neill Sm-All Stars Class of 2017. SB One Bancorp is one of the 50 Fastest Growing Companies in New Jersey as ranked by NJBIZ Magazine. SB One Bancorp President and Chief Executive Officer, Anthony Labozzetta, was named one of America’s Business Leaders in Banking by Forbes magazine and American Banker’s Community Banker of the Year in 2016.

For more details on SB One Bank, visit: www.SBOne.bank

Contacts:

Anthony Labozzetta, President/CEO

Adriano Duarte, CFO

(p) 844-256-7328